EXECUTION

                       FIRST HORIZON ASSET SECURITIES INC.

                       MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 2005-AR6

                                 TERMS AGREEMENT
                           (to Underwriting Agreement,
                             dated August 23, 2005,
                    between the Company and the Underwriter)


First Horizon Asset Securities Inc.                    Charlotte, North Carolina
4000 Horizon Way                                               December 22, 2005
Irving, Texas 75063

      Banc of America Securities LLC (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase such Classes of First Horizon Mortgage Pass-Through Trust, Series 2005-AR6 Certificates (the "Series 2005-AR6 Certificates") specified in Section 2(a) hereof (the "Offered Certificates"). This letter supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 2005-AR6 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-125158). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

      Section 1. The Mortgage Pools: The Series 2005-AR6 Certificates shall evidence the entire beneficial ownership interest in four pools (the "Mortgage Pools") of primarily 30-year adjustable rate, first lien, fully amortizing, one-to-four family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of December 1, 2005 (the "Cut-off Date"):

            (a) Aggregate Principal Amount of the Mortgage Pools: Approximately $305,125,003 aggregate principal balance as of the Cut-off Date, subject to an upward or downward variance of up to 5%, the precise aggregate principal balance to be determined by the Company.

            (b) Original Term to Maturity: The original term to maturity of each Mortgage Loan included in the Mortgage Pools shall be 360 months.

      Section 2. The Certificates: The Offered Certificates shall be issued as follows:

            (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a) and, as to any particular Class, to an upward or downward variance of up to 5%:

                      Class Principal           Interest        Class Purchase
        Class             Balance                 Rate         Price Percentage
        -----             -------                 ----         ----------------
        B-1            $5,645,000.00          Variable(1)       98.312500000%
        B-2            $2,289,000.00          Variable(1)       97.375000000%
        B-3            $1,525,000.00          Variable(1)       95.125000000%

      (1) The interest rates for these Classes of Offered Certificates are variable and will be calculated as described in the Prospectus Supplement.

            (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

      Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Principal Balance thereof plus accrued interest at the per annum initial interest rate applicable thereto from and including the Cut-off Date up to, but not including, December 29, 2005 (the "Closing Date").

      Section 4. Required Ratings: The Offered Certificates shall have received Required Ratings of (i) at least "AA" from Standard & Poor's, a division of The McGraw Hill Companies, Inc. ("S&P"), in the case of the Class B-1 Certificates,
(ii) at least "A" from S&P, in the case of the Class B-2 Certificates, and (iii) at least "BBB" from S&P, in the case of the Class B-3 Certificates.

      Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

      Section 6. Free Writing Prospectus: The Underwriter may distribute to potential investors one or more free writing prospectuses that do not constitute "issuer free writing prospectuses" as defined in Rule 433(h)(1) under the Securities Act of 1933 (the "Act"). The Company and First Horizon Home Loan Corporation jointly and severally agree to indemnify the Underwriter for any such free writing prospectus (including any such free writing prospectus that constitutes and/or is styled as ABS Informational and Computational Materials under Rule 167 of the Act) to the same extent as the indemnification for Current Reports under paragraph 7 of the Underwriting Agreement. The Underwriter agrees to indemnify the Company for any such free writing prospectus (including any such free writing prospectus that constitutes and/or is styled as ABS Informational and Computational Materials under Rule 167 of the Act) to the same extent as the indemnification for Computational Materials and ABS Term Sheets under paragraph 7 of the Underwriting Agreement.


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

      Section 7. Representations and Warranties: (a) The Company hereby represents and warrants to the Underwriter as follows:

            (i) (A) At the time of the filing of the Registration Statement and
      (B) at the date of the Terms Agreement, the Company was not and is not an "ineligible issuer," as defined in Rule 405 under the Act; and

            (ii) Except to the extent preceded or accompanied by a prospectus satisfying the requirements of Section 10(a) of the Act, it has not conveyed or delivered any written communication to any person in connection with the initial offering of the Offered Certificates.

            (b) The Underwriter hereby represents and warrants to the Company that, except to the extent preceded or accompanied by a prospectus satisfying the requirements of Section 10(a) of the Act, it has not conveyed or delivered any written communication to any person in connection with the initial offering of the Offered Certificates.

      Section 8. Covenants: The Company and the Underwriter each hereby agree not to enter into a contract of sale for the purchase of any Offered Certificates unless and until it shall have first delivered to the prospective purchaser a copy of the Prospectus relating to the Offered Certificates.


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

      If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

                                         Very truly yours,

                                         BANC OF AMERICA SECURITIES LLC


                                         By:
                                             -----------------------------------
                                             Name:
                                             Title:


The foregoing Agreement is
hereby confirmed and accepted
as of the date first above written.


FIRST HORIZON ASSET SECURITIES INC.


By:
    -------------------------------------------------
    Name:  Alfred Chang
    Title: Vice President


FIRST HORIZON HOME LOAN CORPORATION


By:
    -------------------------------------------------
    Name:  Terry McCoy
    Title: Executive Vice President